Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS JUNE SALES RESULTS

MINNEAPOLIS, July 9, 2009 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended July 4, 2009 were $5,690 million, a decrease of 2.6 percent from $5,842 million for the five weeks ended July 5, 2008. On this same basis, June comparable-store sales decreased 6.2 percent.

“Sales for the month of June continued to reflect a very challenging economic environment. Consistent with our first quarter experience, however, we continue to mitigate the impact of a substantial portion of this sales shortfall on our profitability through better than expected gross margin rate and continued expense discipline in our retail segment. Separately, we continue to enjoy the benefit of modestly improving risk trends in our credit card segment. As a result, we expect our second quarter EPS performance to meet or exceed the current median FirstCall estimate of 64 cents,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
June	$5,690	(2.6)	(6.2)	0.4

Quarter-to-date	$10,148	(2.5)	(6.1)	(0.1)

Year-to-date	$24,510	(0.8)	(4.7)	(0.5)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, August 6, 2009. These recordings may be accessed by calling 612-761-6500.

The statement on expected EPS performance is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 31, 2009.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,698 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

Contact:	John Hulbert	Eric Hausman (Financial Media)
	(612) 761-6627	(612) 761-2054

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